As filed with the Securities and Exchange Commission on May 8, 1997
                                                      Registration No. 333-24357
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

              -----------------------------------------------------

                           AMENDMENT NO. 1 TO FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

              -----------------------------------------------------

                                   HEARx LTD.
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
         (State or other jurisdiction of incorporation or organization)

                                   22-2748248
                      (I.R.S. Employer Identification No.)

                             1250 Northpoint Parkway
                         West Palm Beach, Florida 33407
                                 (561) 478-8770
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                               Paul A. Brown, M.D.
                      Chairman and Chief Executive Officer
                                   HEARx LTD.
                             1250 Northpoint Parkway
                         West Palm Beach, Florida 33407
                                 (561) 478-8770
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

              -----------------------------------------------------

                        Copies of all correspondence to:

                               LaDawn Naegle, Esq.
                                 Bryan Cave LLP
                        700 13th Street, N.W., Suite 700
                           Washington, D.C. 20005-3960
                                 (202) 508-6000

Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                          CALCULATION OF REGISTRATION FEE
======================================================================================================================
Title of each class of securities         Amount to be    Proposed maximum   Proposed maximum         Amount of
       to be registered                    registered      offering price   aggregate offering  registration fee(2)(3)
                                                            per unit (1)         price (1)
--------------------------------------  ----------------  ----------------  ------------------  ----------------------

Common Stock, $.10 par value per share    50,000 shares        $1.9063            $95,315               $28.88
======================================================================================================================


(1)  Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c), based upon the average of the high and low sales prices for the Common Stock as reported on the American Stock Exchange on May 7, 1997.

(2)  5,082,101 shares previously included in the Registration Statement on Form S-3 of the Registrant, Commission File
     No. 333- 4303, as to which a registration fee of $6,791 was paid, are, pursuant to Rule 429, being carried forward and included in the Prospectus forming a part of this Registration Statement.

(3)  A filing fee of $4,502 on 7,202,115 shares of the securities being registered on this form was paid on a previous filing.


     PURSUANT TO RULE 429 UNDER THE SECURITIES ACT, THE PROSPECTUS INCLUDED IN THIS REGISTRATION STATEMENT IS A COMBINED PROSPECTUS RELATING ALSO TO 5,082,101 SHARES REGISTERED UNDER REGISTRATION STATEMENT NO 333-4303 PREVIOUSLY FILED BY THE REGISTRANT ON FORM S-3 AND DECLARED EFFECTIVE ON AUGUST 8, 1996. IN THE EVENT ANY OF SUCH PREVIOUSLY REGISTERED SHARESS OF COMMON STOCK ARE OFFERED PRIOR TO THE EFFECTIVE DATE OF THS REGISTRATION STATEMENT, THEY WILL NOT BE INCLUDED IN ANY PROSPECTUS HEREUNDER.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                                   PROSPECTUS

                                12,334,216 SHARES

                                   HEARX LTD.
                                  COMMON STOCK

     This Prospectus relates to 12,334,216 shares (the "Shares") of common stock, par value $.10 per share (the "Common Stock"), of HEARx LTD., a Delaware corporation (the "Company"), of which 5,082,101 shares have been previously registered under the Registration Statement on Form S-3 previously filed by the Company and declared effective on August 8, 1996. The Shares are issuable by the Company upon the conversion of 10,000 shares of the Company's 1997 Convertible Preferred Stock, par value $1.00 per share (the "1997 Preferred Stock"), upon the conversion of 750 shares of the Company's 1996 Series B-1 Convertible Preferred Stock (the "Series B-1 Preferred Stock") and exercise of the warrants (the "B-1 Warrants") issued upon prior conversions of shares of the Series B-1 Preferred Stock, upon conversion of 1,000 shares of the Company's 1996 Series B-2 Convertible Preferred Stock (the "Series B-2 Preferred Stock" and together with the 1997 Preferred Stock and the Series B-1 Preferred Stock, the "Preferred Stock") and upon the exercise of certain warrants (the "Finder Warrants", and together with the B-1 Warrants, the "Warrants"). The Company issued the Preferred Stock in certain private placement transactions and the B-1 Warrants upon the prior conversion of certain shares of Series B-1 Preferred Stock. The Finder Warrants were issued by the Company as compensation in connection with certain capital-raising services. See "Selling Shareholders." Additional Shares that may become issuable as a result of the anti-dilution provisions of the Preferred Stock and the Warrants are offered hereby pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act").

     The Company will not receive any proceeds from the sale of Shares by the Selling Shareholders, but will receive the exercise price payable upon the exercise of the Warrants if those Warrants are exercised for cash. There can be no assurance that all or any part of the Warrants will be exercised or that they will be exercised for cash. All expenses incurred in connection with this offering are being borne by the Company, other than any commissions or discounts paid or allowed by the Selling Shareholders to underwriters, dealers, brokers or agents and legal fees of counsel to the Selling Shareholders. There can be no assurance that the Selling Shareholders will sell any or all of the Shares offered hereby.

     The Selling Shareholders have not advised the Company of any specific plans for the distribution of the Shares, but it is anticipated that the Shares may be sold from time to time in transactions (which may include block transactions) on the American Stock Exchange (the "AMEX") at the market prices then prevailing. Sales of the Shares may also be made through negotiated transactions or otherwise. The Selling Shareholders and the brokers and dealers through which the sales of the Shares may be made may be deemed to be "underwriters" within the meaning set forth in the Securities Act of 1933, as amended (the "Securities Act"), and their commissions and discounts and other compensation may be regarded as underwriters' compensation. See "Plan of Distribution."

     The Common Stock is traded on the AMEX under the symbol "EAR." The closing price of the Common Stock as reported on the AMEX on March 31, 1997 was $2.00 per share.

     AN INVESTMENT IN THE SHARES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE DISCUSSION UNDER "RISK FACTORS" ON PAGES 4 THROUGH 8.

              -----------------------------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              -----------------------------------------------------

                   The date of this Prospectus is May 9, 1997.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Electronic filings of such documents are publicly available on the Commission's Web Site at http://www.sec.gov. Copies of such materials can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, copies are available for inspection at the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

     The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement or the exhibits thereto. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained or incorporated by reference in the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document filed or incorporated by reference as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement. For further information, reference is hereby made to the Registration Statement and exhibits thereto, copies of which may be inspected at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or obtained from the Commission at the same address at prescribed rates.


                           INCORPORATION BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

     (1) Annual Report on Form 10-K for the fiscal year ended December 27, 1996, filed pursuant to Section 13(a) of the Exchange Act (the "1996 Form 10-K"); and

     (2)      Current Report on Form 8-K dated March 26, 1997 filed pursuant to
              Section 13(a) of the Exchange Act.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof shall hereby be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. See "Available Information." Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document incorporated or deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in any subsequently filed document incorporated or deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF THESE DOCUMENTS (EXCLUDING EXHIBITS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION INCORPORATED HEREIN) WILL BE PROVIDED BY FIRST CLASS MAIL WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST BY SUCH PERSON TO HEARx LTD., 1250 NORTHPOINT PARKWAY, WEST PALM BEACH, FLORIDA 33407, ATTENTION: TOMMY KEE, CORPORATE SECRETARY (TELEPHONE: (561) 478-8770).

     No person has been authorized in connection with this offering to give any information or to make any representation not contained or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, the Selling Shareholders or any other person. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities other than those to which it relates, nor does it constitute an offer to sell or a solicitation of an offer to purchase by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

              CAUTIONARY STATEMENT FOR PURPOSES OF THE SAFE HARBOR
                                PROVISIONS OF THE
                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

     This Prospectus, as well as information incorporated by reference herein, contains certain "forward looking" statements. The Company desires to take advantage of the new "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing itself of the protections of such safe harbor with respect to all of such forward-looking statements. Such forward-looking statements include, without limitation, statements about the Company's future growth and expansion, the manner in which such expansion will be funded and demands on Company resources relating to the expansion (see "Risk Factors -- Recent and Future Expansion; Management of Growth", below, and "Business -- Growth Strategy" in the Company's annual report on Form 10-K for the fiscal year ended December 27, 1996 (the "Form 10-K")); the Company's ability to obtain comparable products from other manufacturers in the event of disruption of supply from one or more of the Company's current suppliers (see "Risk Factors -- Reliance on Manufacturers and Qualified Audiologists"); the adequacy of the Company's insurance and the ability to have recourse against a manufacturer in the event of a product liability claim (see "Risk Factors - Product and Professional Liability"); the Company's ability to continue to establish relationships with health organizations and physicians that promote HEARx to the hearing impaired (see "Business -- Products -- Customers and Marketing" in the Form 10-K); the number of centers expected to be opened in early 1997 (see "Business -- Growth Strategy -- Company Owned Centers" in the Form 10-K); the ability to meet capital needs for currently anticipated growth with funds raised in 1996 and early 1997 (see "Business -- Growth Strategy -- Management of Growth" in the Form 10-K); the continued competitiveness with the Company's centers of certain networks of hearing aid stores or distributors (see "Business -- Competition" in the Form 10-K); the effect of a new federal or state physician referral mandate on the Company (see "Business - Regulation -- Federal" in the Form 10-K); and the effect on the Company of the loss of any single managed care contract (see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General" in the Form 10-K). Actual events or results may differ materially from those discussed in the forward looking statements as a result of various factors, including those discussed in "Risk Factors," below and generally in the Form 10-K and other documents incorporated by reference herein.

                                  RISK FACTORS

     The following factors should be carefully considered in evaluating the Company and its business before purchasing any of the Shares offered hereby.


RECENT AND FUTURE EXPANSION; MANAGEMENT OF GROWTH

     The Company has expanded its network of hearing care centers recently and plans to continue such expansion. The Company intends to fund this expansion with existing capital, the proceeds from the offering of the 1997 Preferred Stock, earnings and, to the extent necessary and available on favorable terms to the Company (of which there can be no assurance), commercial lines of credit. The Company's operating results will be adversely affected if revenues do not increase sufficiently to compensate for the increase in operating expenses resulting from this expansion. In addition, this expansion will increase the demands on the Company's management, technical, financial and other resources. If the Company is unable to manage growth effectively, or to integrate fully its infrastructure systems throughout its network of hearing care centers, its operating results may be adversely affected.


HISTORY OF OPERATING LOSSES

     The Company has incurred losses in each year since its organization. There can be no assurance that the Company will achieve profitability in the near or long term.


USE OF PROCEEDS

     The Company will not receive any proceeds from the offer or sale of the Shares by the Selling Shareholders, but will receive the exercise price, payable upon exercise of the Warrants, if the Warrants are exercised for cash. The Company intends to use the proceeds, if any, from the exercise of the Warrants to fund the operations of the Company. There can be no assurance that any of the Warrants will be exercised or that they will be exercised for cash.


NO DIVIDENDS

     The Company has not paid any cash dividends on its Common Stock and does not anticipate paying any such dividends in the foreseeable future.


RELIANCE ON SENIOR MANAGEMENT

     The operations of the Company are dependent in large part upon the efforts of Paul A. Brown, M.D., Chairman of the Board and Chief Executive Officer, and Stephen J. Hansbrough, President and Chief Operating Officer. The loss of the services of Dr. Brown or Mr. Hansbrough could adversely affect the conduct and operation of the Company's business. The

Company has purchased a "key man" insurance policy on Dr. Brown's life in the amount of $3,000,000 for the benefit of the Company.


COMPETITION

     The hearing care industry is highly fragmented with approximately 11,000 practitioners providing testing and dispensing products and services. Most competitors are small retailers generally focusing on the sale of hearing aids without providing comprehensive audiometric testing and other professional services. Among the Company's larger competitors are: (i) Bausch & Lomb Inc., a hearing aid manufacturer whose distribution system is through a national network of over 1,000 franchised stores (Miracle Ear) including 400 located in Sears Roebuck & Co. stores; and (ii) Beltone Electronics Corp., a privately-owned hearing aid manufacturer that distributes its products primarily through its network of approximately 1,000 "authorized" distributors. A number of these franchises and distributors are located in the areas the Company serves. Although the Company believes it offers more comprehensive services and products, there can be no assurance that these large, established companies, which have far greater resources than the Company, will not expand and change their operations to capture the market targeted by the Company. Nor can there be any assurance that the hearing care market can be consolidated successfully by the Company or its competitors, or that associations of independent audiologists will not form and compete successfully for the Company's targeted market.


RENEWAL OF AGREEMENTS WITH HEALTH INSURANCE AND MANAGED CARE ORGANIZATIONS

     Since 1991, the Company has entered into agreements with certain health insurance and managed care organizations to provide hearing care products and services, and has established hearing care centers in the related market areas. The terms of a number of these agreements are to be renegotiated annually, and most of these agreements may be terminated by either party on 90-days notice at any time. The early termination or failure to renew the agreements could materially adversely affect the operation of the hearing care centers located in the related market areas. In addition, the early termination or failure to renew the agreements which provide for payment to the Company on a per capita basis would cause the Company to lower its estimates of revenues to be received over the life of the agreements and could have a material adverse effect on the Company's results of operations. As previously disclosed, effective May 31, 1996, Humana Health Care Plans of Florida ("Humana") declined to renew its contract with the Company to provide coverage to Humana medicare members living on the east coast of Florida (the contract to service Humana medicare members on the west coast of Florida was unaffected). Total revenues from Humana east coast members were approximately $2 million in 1995, or 18% of the Company's total revenues. While the Company has obtained new contracts in other markets which should more than offset the loss of revenues represented by the Humana east coast contract non-renewal, there can be no assurance that other contracts will not be the subject of a non-renewal or early termination. The Company is not aware of any current intention on the part of any health insurance or managed care organization to terminate any current contracts with the Company.

RELIANCE ON MANUFACTURERS AND QUALIFIED AUDIOLOGISTS

     Through its hearing care centers, the Company makes available to customers hearing aids supplied by approximately five major manufacturers, as well as hearing enhancement devices manufactured by other companies. The Company relies on these manufacturers to supply such products and a significant disruption in supply from any or all of these manufacturers could materially adversely affect the Company's business. There are currently approximately 40 manufacturers of hearing aids and related hearing enhancement devices worldwide however, so that in the event of disruption of supply from one or more of the Company's current suppliers, the Company believes it could obtain comparable products from other manufacturers. There can be no assurance, however, that such products could be obtained at prices favorable to the Company or on a timely basis. The Company has not experienced any significant disruptions in supply in the past. In addition, the Company's centers employ audiologists, and the Company believes that it distinguishes itself in the industry by having qualified audiologists available in all of the Company's centers to provide on-site patient diagnosis and related service. The inability of the Company to attract and retain qualified audiologists may reduce the Company's ability to distinguish itself from competing networks of hearing aid retailers and thus adversely affect its business. Management believes that it will be able to attract and retain qualified audiologists sufficient to staff its centers for the foreseeable future.


PRODUCT AND PROFESSIONAL LIABILITY

     In the ordinary course of its business, the Company may be subject to product and professional liability claims alleging the failure of or adverse effect claimed to have been caused by, products sold or services provided by the Company. The Company maintains insurance at a level which the Company believes to be adequate. A successful claim in excess of the policy limits of the Company's liability insurance could materially adversely affect the Company. As the distributor of products manufactured by others, the Company believes it would properly have recourse against the manufacturer in the event of a product liability claim; however, there can be no assurance that recourse against a manufacturer by the Company would be successful, or that any manufacturer will maintain adequate insurance or otherwise be able to pay such liability.


REGULATION

     The practice of audiology and the dispensing of hearing aids are not presently regulated on the Federal level. The sale of hearing aids, however, is subject to certain limited regulations promulgated by the United States Food and Drug Administration. Generally, state regulations, where they exist, are concerned primarily with the formal licensure of audiologists and of those who dispense hearing aids and with practices and procedures involving the fitting and dispensing of hearing aids. There can be no assurance that regulations do not exist in jurisdictions in which the Company plans to open centers or will not be promulgated in states in which the Company currently operates centers or at the Federal level which may have a material adverse effect upon the Company. Such regulations might include stricter licensure requirements for dispensers of hearing aids, inspection of centers for the dispensing of hearing aids and the regulation of advertising by dispensers of hearing aids. The Company knows of no current or proposed regulations in the jurisdictions in which it operates with which it, as currently operated, could not comply.


POSSIBLE VOLATILITY OF PRICES

     The market price of the Common Stock has changed significantly since October 1995. The highest bid and the lowest offer on the Nasdaq Bulletin Board from October 2, 1995 until the Company's Common Stock was listed on the AMEX on March 15, 1996 was $5.8125 and $.82 per share, respectively. Since the stock began trading on the AMEX and through March 24, 1997, the stock has traded as high as $7.375 and as low as $1.75 per share. Future changes in the market price of the Common Stock may bear no relation to the Company's results of operations. Quarterly operating results, changes in the condition of the economy generally or in the healthcare industry, or developments affecting the Company or its competitors could cause the market price of the Common Stock to fluctuate substantially.


POTENTIAL DILUTION; SHARES ELIGIBLE FOR FUTURE SALES; POSSIBLE EFFECT ON ADDITIONAL EQUITY FINANCING

     A substantial number of shares of Common Stock are or will be issuable by the Company upon the conversion of convertible preferred stock and the exercise of warrants and options which the Company has issued, which would result in substantial dilution to a shareholder's percentage ownership interest in the Company and could adversely affect the market price of the Common Stock. Under the applicable conversion formulas of the Preferred Stock if the market price of the Common Stock is less than $5.00 per share, the number of shares of Common Stock issuable upon conversion is inversely proportional to the market price of the Common Stock at the time of conversion (i.e., the number of shares increases as the market price of the Common Stock decreases); and except with respect to certain redemption rights of the Company for the 1997 Preferred Stock, there is no cap on the number of shares of Common Stock which may be issuable. In addition, the number of shares issuable upon the conversion of the Preferred Stock and the exercise of warrants and options is subject to adjustment upon the occurrence of certain dilutive events.

     On March 17, 1997, there were issued and outstanding a total of 84,133,158 shares of Common Stock. If all convertible preferred stock, warrants and options which the Company has issued were deemed converted and exercised, as the case may be, as of March 17, 1997, there would be issuable 28,608,650 shares of Common Stock. Upon such conversion and exercise, there would be outstanding 112,741,808 shares of Common Stock. Of these, the Company currently has registered for resale 37,877,576 shares (including the Shares offered hereby) and has granted demand registration rights in respect of approximately 2,547,200 additional shares. The sale or availability for sale of a significant number of shares of Common Stock in the public market could adversely affect the market price of the Common Stock. In addition, certain holders of outstanding securities of the Company have rights to approve and/or participate in certain types of future equity financing by the Company. The availability to the Company of additional equity financing, and the terms of any such financing, may be adversely affected by the foregoing.


CONTINUED AMEX LISTING

     The Common Stock was listed and began trading on the AMEX on March 15, 1996. The AMEX will consider delisting a company's securities if, among other things, the company fails to maintain stockholder's equity of at least $2,000,000 if the company has sustained losses from continuing operations or net losses in two of its three most recent fiscal years; the company fails to maintain stockholder's equity of $4,000,000 if the company has sustained losses from continuing operations or net losses in three of its four most recent fiscal years; or the company has sustained losses from continuing operations or net losses in its five most recent fiscal years. In the event the Company's Common Stock was delisted from the AMEX, trading, if any, in the Common Stock would be conducted in the over-the-counter market, and the ability of holders to sell or otherwise dispose of such shares could be adversely affected. In addition, if such delisting were to occur, transactions in shares of the Common Stock could become subject to the Commission's "penny stock" regulations. The Company is unaware of any intention on the part of the AMEX to delist its Common Stock.


"PENNY STOCK" REGULATIONS

     The Commission has adopted regulations that define a "penny stock" to include any over-the-counter equity security that has a market price of less than $5.00 per share, subject to certain exceptions. The regulations require the delivery, prior to any transaction in a penny stock, of a disclosure schedule prescribed by the Commission relating to the penny stock market, subject to certain exemptions. A broker-dealer effecting transactions in penny stocks must disclose the commissions payable to both the broker-dealer and any registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent to the customer disclosing the recent price information for the penny stock held in the account and information on the limited market in penny stocks. If the penny stock regulations were to become applicable to transactions in shares of the Common Stock, they could adversely affect the ability of holders to sell or otherwise dispose of such shares.

POTENTIAL CHANGE IN VOTING CONTROL OF THE COMPANY

     As of March 17, 1997, the directors and executive officers of the Company beneficially owned, as a group, approximately 14.8% of the 84,133,158 shares of Common Stock. If all convertible preferred stock, warrants and options which the Company has issued or agreed to issue were deemed converted and/or exercised on March 17, 1997, the directors and executive officers would beneficially own approximately 13.4% of the then outstanding Common Stock. See "-- Potential Dilution; Shares Eligible for Future Sales; Possible Effect on Additional Equity Financing." In the event of a change in voting control of the Company, the current directors and officers of the Company could be replaced.

                                   THE COMPANY

     The Company operates a network of hearing care centers which provide a full range of audiological products and services for the hearing impaired. The Company's strategy focuses on contracting with managed care and health insurance companies to provide to their members and beneficiaries high quality hearing care utilizing state-of-the-art facilities with a full range of diagnostic and rehabilitative services, qualified professional staff and hearing education learning programs. The Company also provides such quality hearing care to the general population at the Company's centers.

     The Company currently operates 72 centers primarily located in Connecticut, Florida, New York, New Jersey, and Pennsylvania. Over the next several years, the Company's primary emphasis will be opening (or selectively acquiring) additional Company-owned centers in these states and others where the Company has obtained contracts to provide services and products.

     The Company's principal executive offices are located at 1250 Northpoint Parkway, West Palm Beach, Florida 33407, and its telephone number is (561) 478-8770.

                              SELLING SHAREHOLDERS

     None of the Selling Shareholders is an affiliate of the Company or has had any position, office or other material relationship with the Company within the past three years except as a shareholder of the Company or as noted below. The following table sets forth information with respect to the Selling Shareholders, based upon information provided to the Company by them.

                                Shares Beneficially Owned  Shares Being  Shares Beneficially Owned
Name of Selling Shareholder        Prior to Offering (1)     Offered         After Offering (2)
------------------------------  -------------------------  ------------  -------------------------

Zanett Lombardier, Ltd. (8)         1,387,373 (4) (6)         1,387,373              0
Capital Ventures International      4,452,220 (5) (6)         4,452,220              0
Olympus Securities, Ltd.            1,768,695 (3) (5)         1,768,695              0
Nelson Partnes                      2,091,585 (3) (5)         2,091,585              0
Zanett Securities, Inc. (8)             1,000     (6)             1,000              0
Charles B. Krusen                     125,000 (6) (7)           125,000              0
Bruno Guazzoni                        774,000 (6) (7)           774,000              0
Taft Securities                       148,750     (6)           148,750              0
Aragon Investments, Ltd.              148,750     (6)           148,750              0
Jules H. Augus                            163     (6)               163              0
Ronald E. Barsa                           163     (6)               163              0
Eugene S. Bassin                          325     (6)               325              0
Frederick G. Brackis                      163     (6)               163              0
Michael Rabinowitz                      1,626     (6)             1,626              0
Victor T. Sicuranza                       488     (6)               488              0
James D. Sullivan                         163     (6)               163              0
Nancy Voisin Paulay                    10,811     (6)            10,811              0
James C. Dyer                             163     (6)               163              0
Walter W. Muller                        1,626     (6)             1,626              0
James P. Orazio                           650     (6)               650              0
George E. Allis and/o                  16,666     (6)            16,666              0
Austin Moscowitz                       16,993     (6)            16,993              0
------------------------------  -------------------------  ------------  -------------------------
                                   10,947,373                10,947,373              0
                                =========================  ============  =========================


(1)  Assumes that all the Series B-1 and B-2 Preferred Stock held by the Selling Shareholders is converted at a conversion price based on the 10-day AMEX average closing bid on March 24, 1997 of $2.1813, including shares issuable in respect of any premium. Assumes that all the 1997
     Preferred Stock held by the Selling Shareholders is converted at a conversion price based on the 10-day AMEX closing trade on March 24, 1997 of $2.2313, including shares issuable in respect of any premium. Pursuant to the terms of the Preferred Stock, the Preferred Stock is convertible by the holders thereof only to the extent that the number of shares of Common
     Stock thereby issuable, together with the number of shares of Common Stock then held by such holder and its affiliates (not including shares underlying unconverted shares of Preferred
     Stock and unexercised warrants) would not exceed 4.9% of the then outstanding Common Stock as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as
     amended. Accordingly, the number of shares of Common Stock set forth below for each Selling
     Shareholder may exceed the actual number of shares of Common Stock that such Selling
     Shareholder could own beneficially at any given time through its ownership of the Preferred
     Stock and the Warrants.

(2)  Assumes all shares offered hereby are sold to persons who are not affiliates of the Selling
     Shareholders. The Selling Shareholders may, but are not required to, sell all shares offered hereby.

(3)  Includes shares issuable upon conversion of the Series B-1 Preferred Stock.

                                                 11

(4)  Includes shares issuable upon conversion of the Series B-2 Preferred Stock.

(5)  Includes shares issuable upon the exercise of the B-1 Warrants.

(6)  Includes shares issuable upon the exercise of the Finder Warrants.

(7)  125,000 shares shown as beneficially owned by Charles B. Krusen and 625,000 of the shares shown as beneficially owned by Bruno Guazzoni are issuable upon exercise of certain Finder
     Warrants that vest pro rata over a four-year period. Only 20% of such totals are currently exercisable; the remaining 80% vest over such four-year period commencing November 26, 1997.

(8)  Zanett Securities, Inc. also received from the Company a cash finders fee in connection with the sale of the 1997 Preferred Stock. Zanett Capital, Inc. received from the Company a finders fee in the amount of approximately $1,053,000 in connection with the sale of the Series B-1 and B-2 Preferred Stock. Zanett Securities, Inc. is an affiliate of Zanett Capital, Inc.
     Zanett Lombardier is not affiliated with Zanett Securities, Inc. or Zanett Capital, Inc.


     4,481,692 Shares offered hereby are issuable upon the conversion of 10,000 shares of the 1997 Preferred Stock and 1,650,000 of the Shares offered hereby are issuable upon the exercise of the Finder Warrants. Upon conversion of the 1997 Preferred Stock, holders will be entitled to receive a number of shares of Common Stock determined by dividing the stated value of the 1997 Preferred Stock ($1,000 per share), plus a premium in the amount of 6% per annum of the stated value from the date of issuance (unless the Company chooses to pay that premium in cash), by a conversion price equal to the lesser of $5.00 or a percentage (either 100% or 85% depending upon the conversion date) of the average of the closing prices for shares of Common Stock during a ten-day period prior to conversion, subject to adjustment upon the occurrence of certain dilutive events. The 1997 Preferred Stock may not be converted for the 90-day period after the closing (i.e., to June 16, 1997) unless the closing price of the Company's Common Stock on the AMEX prior to a conversion is $5.00 or more (in which case the 1997 Preferred Stock may be converted at the $5.00 conversion price). For the next 60 days (i.e., to August 14, 1997), so long as the Common Stock is trading at less than $5.00 per share prior to a conversion, the 1997 Preferred Stock may be converted only at the market price. If the Common Stock trades at a price of $5.00 or more per share during that period, the 1997 Preferred Stock may be converted at the lesser of $5.00 or 85% of the market price. For the next 90-day period (i.e., to November 12, 1997), up to one-half of the 1997 Preferred Stock may be converted at the lesser of $5.00 or 85% of the market price (the remaining one-half is convertible during that period at the lesser of $5.00 or the market price). Any 1997 Preferred Stock not yet converted at and after November 12, 1997 may be converted at the lesser of $5.00 or 85% of the market price. The 1997 Preferred Stock may be converted by holders in accordance with these terms at any time prior to March 17, 2000, and automatically converts on such date, unless the Common Stock is trading at $1.50 per share or below and the Company elects to redeem the 1997 Preferred Stock for a price equal to 115% of its stated value plus the premium.

     The Company has the right upon receipt of notice of an optional conversion of any shares of the 1997 Preferred Stock to redeem shares of the 1997 Preferred Stock tendered for conversion in lieu of conversion at a price equal to 115% of its stated value plus the premium, if the closing price of the Common Stock as reported on the AMEX for the date immediately prior to the conversion date is equal to or less than $1.50 per share. Certain of the Finder Warrants vest over a four-year period and the remainder may be exercised by the holders at any time prior to the fifth anniversary of their issuance.

     4,815,681 Shares offered hereby are issuable upon the conversion of 750 shares of the Series B-1 Preferred Stock, the exercise of the B-1 Warrants previously issued upon such conversion, and the conversion of 1,000 shares of the Series B-2 Preferred Stock. Upon conversion of the Series B-1 and B-2 Preferred Stock, holders will be entitled to receive a number of shares of Common Stock determined by dividing the stated value of the Series B-1 and B-2 Preferred Stock ($1,000 per share), plus a premium in the amount of 8% per annum of the stated value from the date of issuance (unless the Company chooses to redeem the shares otherwise issuable in respect of that premium), by a conversion price equal to the lesser of (i) $5.00, and (ii) a percentage ranging from (100% on or before July 7, 1996, to 75% after May 7, 1997) of the average closing bid prices for shares of Common Stock for the ten trading day period immediately prior to conversion, subject to adjustment upon the occurrence of certain dilutive events. The Series B-1 and B-2 Preferred Stock may be converted by holders at any time prior to May 7, 1999, and must be converted on that date. The B-1 Warrants may be exercised by the holders at any time prior to the fifth anniversary of their issuance.

     The foregoing summary is qualified in its entirety by the terms of the Preferred Stock and the Warrants.

     Under the applicable conversion formula, the number of shares of Common Stock issuable upon conversion of the Preferred Stock will be higher if the market price of the Common Stock at the time of conversion is lower, and there is no cap on the number of shares of Common Stock that may be issuable in respect of the Series B-1 and B-2 Preferred Stock. Pursuant to the terms of the 1997 Preferred Stock, the Company has the right to redeem shares of the 1997 Preferred Stock tendered for conversion at a price equal to 115% of its stated value plus the premium, if the closing price of the Common Stock as reported on the AMEX for the date immediately prior to the conversion is $1.50 or less per share. In addition, the number of shares issuable upon conversion of the Preferred Stock and the exercise of the Warrants is subject to the adjustment upon the occurrence of certain dilutive events. The 12,334,216 shares offered hereby represent the number of shares that would be issuable if the Preferred Stock were converted on March 24, 1997, the Warrants were exercised and no limitation or adjustments were applicable, plus an additional 1,386,843 shares. (Additional shares that may become issuable as a result of the anti-dilution provisions of the Preferred Stock and Warrants are also offered hereby pursuant to Rule 416 under the Securities Act.)


                              PLAN OF DISTRIBUTION

     The Shares offered hereby may be offered and sold from time to time by the Selling Shareholders, or by pledgees, donees, transferees or other successors in interest. Such offers and sales may be made from time to time on the AMEX or otherwise, at prices and on terms then prevailing or at prices related to the then-current market price, or at negotiated prices. The methods by which the shares may be sold may include, but not be limited to, the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account; (c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers;
(e) privately negotiated transactions; (f) short sales; and (g) a combination of any such methods of sale. In effecting sales, brokers or dealers engaged by the Selling Shareholders may receive commissions or discounts from the Selling Shareholders or from the purchasers in amounts to be negotiated immediately prior to the sale. The Selling Shareholders may also sell shares in accordance with Rule 144 under the Securities Act.

     The Company has agreed to use its best efforts to maintain the effectiveness of the registration of the Shares offered hereby until the earlier of the date upon which all of the Shares offered hereby have been sold or until the date on which the Shares may be sold without registration, whichever is shorter.

     The Selling Shareholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act. Any commissions paid or any discounts or concessions allowed to any broker, dealer, underwriter, agent or market maker and, if any such broker, dealer, underwriter, agent or market maker purchases any of the Shares as principal, any profits received on the resale of such Shares, may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Company is bearing all of the costs relating to the registration of the Shares, except commissions, discounts or other fees payable to a broker, dealer, underwriter, agent or market maker in connection with the sale of any of the Shares and legal fees of the Selling Shareholders all of which will be borne by the Selling Shareholders. The Company will not receive any of the proceeds from this offering. There can be no assurance that the Selling Shareholders will sell any or all of the Shares offered hereby.


                                  LEGAL MATTERS

     The legality of the shares of Common Stock offered hereby has been passed upon for the Company by Bryan Cave LLP, Washington, D.C.


                                     EXPERTS

     The consolidated financial statements and schedules of the Company as of December 27, 1996, and December 29, 1995, and for the years ended December 27, 1996, December 29, 1995, and December 30, 1994, have been audited by BDO Seidman, LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included in the Company's Annual Report on Form 10-K for the fiscal year ended December 27, 1996, and are incorporated herein by reference, in reliance upon the authority of such firm as experts in accounting and auditing in giving said reports.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses (other than underwriting discounts and commissions), which other than the SEC registration fee are estimates, payable by the Company in connection with the sale and distribution of the shares registered hereby:

     SEC registration fee.......................................  $     4,530.88
     Accounting fees and expenses...............................        1,500.00
     Legal fees and expenses....................................       15,000.00
     Miscellaneous expenses.....................................            0.00
                                                                  --------------
     Total......................................................  $    21,030.88
                                                                  ==============


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such persons' heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under
Section 145.

     Article VII of the Company's By-laws provides that the Company shall indemnify its directors, officers, employees and agents to the fullest extent permitted by the DGCL.

     Section 102(b)(7) of DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Article 7 of the Company's Certificate of Incorporation provides that the directors of the Company shall have no personal liability to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent provided by Section 102(b)(7).


ITEM 16. EXHIBITS

     See Exhibit Index.


ITEM 17. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach, State of Florida, on May 7, 1997.

                                        HEARx LTD.

                                        By:  /s/ Paul A. Brown
                                             -----------------------------------
                                             Name:  Paul A. Brown, M.D.
                                             Title: Chairman and Chief Executive
                                                    Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         Name                             Title                        Date
---------------------  -----------------------------------------  --------------

                       Chairman of the Board; Chief Executive      May 7, 1997
/s/ Paul A. Brown      Officer and Director
---------------------
Paul A. Brown, M.D.

                       President and Chief Operating Officer and   May 7, 1997
/s/ Paul A. Brown      Director
---------------------
Stephen J. Hansbrough

                       Vice President and Principal Financial      May 7, 1997
/s/ Paul A. Brown      and Accounting Officer
---------------------
James W. Peklenk

/s/ Paul A. Brown      Director                                    May 7, 1997
---------------------
Fred N. Gerard

/s/ Paul A. Brown      Director                                    May 7, 1997
---------------------
David J. McLachlan

/s/ Paul A. Brown      Director                                    May 7, 1997
---------------------
Thomas W. Archibald

                                   HEARX LTD.
                                  EXHIBIT INDEX

Exhibit Number  Description
--------------  ----------------------------------------------------------------

4.1             Specimen of Certificate representing Common Stock*

4.2 Form of Finders Warrant (to purchase up to 50,000 shares of Common Stock at an exercise price equal to $5.00 per share)**

4.3 Form of Finders Warrant (to purchase up to 750,000 shares of Common Stock at an exercise price equal to $2.00 per share)

4.4 Form of Finders Warrant (to purchase up to 50,000 shares of Common Stock at an exercise price equal to $3.00 per share)

5.1             Opinion of Bryan Cave LLP

23.1            Consent of BDO Seidman, LLP

23.2            Consent of Bryan Cave LLP (included in Exhibit 5.1)

24.1            Power of Attorney***

---------------

* Filed as an Exhibit to the Company's Registration Statement on Form S-18 (Registration No. 33-17041-NY).

** Filed as an Exhibit to the Company's Current Report on Form 8-K dated March 26, 1997 (File No. 001-11655).

*** Previously Filed.